Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	2007 Stock Plan, the 2012 Equity Incentive Plan and the 2012 Employee Stock Purchase Plan (Form S-8 No. 333-187576) of SolarCity Corporation (the “Company”),

•	the 2012 Equity Incentive Plan (Form S-8 No. 333-185444) of the Company,

•	the Zep Solar, Inc. 2010 Equity Incentive Plan (Form S-8 No. 333-192996) of the Company

of our reports dated March 18, 2014, with respect to the consolidated financial statements of SolarCity Corporation and the effectiveness of internal control over financing reporting included in this Annual Report (Form 10-K) of the Company for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Redwood City, California

March 18, 2014